EXHIBIT 99.1

      AirNet Communications Expects to Meet Q4 Revenue Forecast

    MELBOURNE, Fla.--(BUSINESS WIRE)--Jan. 11, 2005--AirNet Communications Corporation (Nasdaq:ANCC), the technology leader in software defined base station products for wireless communications, today announced that it expects revenue for the fourth quarter of fiscal year 2004 to be within its previously forecasted range.
    During the Company's third quarter conference call, revenue for the fourth quarter of fiscal year 2004 was estimated to be in the range of $5.0 - 9.5 million. Based on preliminary unaudited results, fourth quarter revenue is estimated to be $6 million, representing an improvement when compared to the $5.1 million in revenue reported for the fourth quarter of fiscal year 2003.
    The Company also announced during the third quarter conference call and in its quarterly report for the third quarter filed on Form 10-Q that revenue for fiscal year 2004 was projected to be in the range of $20 - 24 million. Based on preliminary unaudited results, annual revenue for the year ended December 31, 2004 is estimated to be $20.4 million, representing an improvement when compared to the $15.8 million in revenue reported for fiscal year 2003.

    About AirNet

    AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost effectively and simultaneously offer high-speed data and voice services to mobile subscribers. AirNet's patented broadband, software-defined AdaptaCell(R) base station solution provides a high capacity base station with a software upgrade path to high-speed data. The Company's Digital AirSite(R) Backhaul Free(TM) base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. AirNet has 69 patents issued or pending. More information about AirNet may be obtained by visiting the AirNet Web site at http://www.airnetcom.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
    The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward-looking statements include statements regarding the Company's revenue outlook. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Our estimate of revenue for the fourth quarter in this press release is based on our preliminary internally prepared unaudited financial statements. The actual amount of revenue for the quarter may vary and will be determined in connection with the completion by our auditors of the year-end audit of our financial statements. Other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.
    The stylized AirNet mark(R), AirNet(R), AdaptaCell(R), and AirSite(R) are registered trademarks with the U.S. Patent and Trademark Office. Super Capacity(TM), TripCap(TM), Backhaul Free(TM), and RapidCell(TM) are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.

    CONTACT: AirNet Communications Corporation, Melbourne
             Stuart P. Dawley, 321-953-6780
             sdawley@airnetcom.com